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                                                        Exhibit 5.1

                [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                              July 31, 1998

Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020


Ladies and Gentlemen:

   We have acted as special counsel to Price Communications Corporation (the "Company") in connection with the Company's registration of 527,696 warrants (the "Warrants") to purchase an aggregate of 1,030,656 shares of common stock (the "Common Stock") of the Company and the Company's registration of the issuance and subsequent resale of 1,030,656 shares of Common Stock (the "Warrant Shares") that may be purchased upon the exercise of the Warrants.

   We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

   Upon the basis of the foregoing, we are of the opinion that the Warrants are valid and binding obligations of the Company and the Warrant Shares have been duly authorized and, upon issuance against payment of the exercise price therefor and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

   We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Warrants and Warrant Shares. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


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This opinion may not be relied upon by you for any other purpose or relied upon or furnished to any other person without our prior written consent.

                             Very truly yours

                             /s/ Davis Polk & Wardwell
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